UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☑	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

Ocean Power Technologies, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☑	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

NEWS RELEASE

Ocean Power Technologies, Inc.
1590 Reed Road
Pennington, New Jersey 08534
USA

For Immediate Release	September 7, 2007
ANNUAL MEETING AND PROXY MATERIALS
Ocean Power Technologies, Inc (“OPT”, or the “Company”) (Nasdaq: OPTT and London Stock Exchange: AIM-OPT) has announced that the annual meeting of stockholders of the Company will be held on Friday, October 5, 2007, at 10:00 a.m. Eastern Time, at the Company’s headquarters at 1590 Reed Road, Pennington, New Jersey 08534 USA. At the annual meeting, stockholders will be asked to consider and vote upon (i) the re-election of five directors to the Company’s Board; and (ii) the ratification of the selection of KPMG LLP as the Company’s independent registered public accounting firm for fiscal year 2008.
Stockholders of record as of the close of business on August 21, 2007 are entitled to notice of, and to vote at, the Company’s annual meeting. The Company has mailed to all stockholders of record as of that date proxy materials describing in detail the matters to be considered at the annual meeting. All stockholders (whether record or beneficial holders) may request a copy of the Company’s proxy materials by contacting the Company at info@oceanpowertech.com. Copies of the proxy materials will also be available for inspection at the offices of Collins Stewart Europe Limited, 9th Floor, 88 Wood Street, London EC2V 7QR, UK.
About Ocean Power Technologies, Inc.
Ocean Power Technologies, Inc. develops and is commercializing proprietary systems that generate electricity by harnessing the renewable energy of ocean waves. The Company’s PowerBuoy® system is based on modular, ocean-going buoys, which have been ocean tested for nearly a decade. The waves move the buoy-like structure creating mechanical energy that the Company’s proprietary technologies convert into electricity.
For further information, please contact:

Ocean Power Technologies, Inc
Dr. George W. Taylor, Chief Executive Officer	Telephone: +1 609 730 0400
Charles F. Dunleavy, Chief Financial Officer	Telephone: +1 609 730 0400

Corfin Communications
Ben Hunt, Neil Thapar	Telephone: +44 20 7929 8989

Collins Stewart Europe Limited
Adrian Hadden	Telephone: +44 20 7523 8353